EXHIBIT 21.1

List of Subsidiaries

Name of Subsidiary	Jurisdiction of Organization
SCREDIT CA Fundings, LLC	Delaware
SCREDIT CA Fundings-T, LLC	Delaware
SCREDIT FX Holdings, LLC	Delaware
SCREDIT Mortgage Funding BC, LLC	Delaware
SCREDIT Mortgage Funding Sub-1, LLC	Delaware
SCREDIT Mortgage Funding Sub-1-T, LLC	Delaware
SCREDIT Mortgage Funding Sub-2, LLC	Delaware
SCREDIT Mortgage Funding Sub-2-T, LLC	Delaware
SCREDIT Mortgage Funding Sub-3, LLC	Delaware
SCREDIT Mortgage Funding Sub-3-T, LLC	Delaware
SCREDIT Mortgage Funding Sub-4, LLC	Delaware
SCREDIT Mortgage Funding Sub-4-T, LLC	Delaware
SCREDIT Mortgage Funding, LLC	Delaware
SCREDIT Real Estate Capital, LLC	Delaware